Corporate Policy 11.0: Insider Trading                        Exhibit 19
What You Need to Know
As employees of Merck & Co., Inc., Rahway, NJ, USA known as MSD outside the United States and Canada (our Company), we, our family members and related persons do not trade in our Company securities – or tip others to do so – based on material, non-public (or “inside”) information. We recognize that insider trading undermines investor confidence in the fairness and integrity of the securities markets, and is not only unethical, but also illegal.
What You Need to Do At a High Level...
Know the definition of inside information and the types of information that could be considered inside information. Be alert to situations that are governed by this policy – it applies when buying or selling securities, including common stock, options for common stock, any other securities that our Company may issue or that may be issued by other companies, or any instruments that may be based on securities issued by our Company or other companies.
What You Need to Do In Your Everyday Work...
Protect inside information. Don’t trade on it and don’t tip others who could trade on it. Follow not only the letter, but the spirit of the laws and policies in the countries where we do business and seek help anytime you have a question. Know and adhere to the following key operating principles of this policy:
1.    Inside Information.
Your work at our Company may expose you to inside information about our Company or companies with which we do business. You may not trade in our Company stock (or make a gift of Company stock) if you possess inside information, and you may not trade in the stock of other companies if your job exposes you to inside information about those companies.
2.    Tipping.
Don’t disclose inside information to anyone, including family members as well as business associates (inside or outside of our Company, intentionally or otherwise). This includes participation in investment clubs and communications in Internet forums and any other social media. This policy does not prevent you from sharing information with other employees who have a need to know the information and will keep that information confidential. If you are not sure whether you are allowed to share information, ask.
3. Conflicts of Interest.
You may gain access to Company proprietary or other information that is not “inside information” but that would create a potential conflict of interest if you were to acquire shares of the company discussed. For example, your job might require you to be involved in a transaction involving Company X (e.g., conducting reviews of companies we are looking to acquire for Corporate Transactions), ownership of stock in Company X may create a conflict of interest.
Whether a conflict is potential, actual or non-existent would depend on a variety of factors, including the size of the company you are investing in, the relationship of that company to Merck’s business, your job at Merck, the size of the investment, the reason

Corporate Policy 11.0: Insider Trading                        Exhibit 19
for the investment, and other factors. If you have questions about whether an ownership position in a certain company could create or has created a conflict of interest, you should consult with the Ethics & Compliance Office. All potential conflicts of interest must be identified promptly by entering them in the WorkDay Potential Conflicts of Interest Tool.
4.    Transaction Timing.
To ensure compliance and avoid liability, if you possess inside information, don’t trade until the beginning of the second full trading day after information has been communicated to the public through an official announcement, even if you no longer work at the Company. In addition, if your role at our Company exposes you to inside information regarding any matter reasonably likely to be a focus of the Company’s quarterly or annual earnings releases or related earnings calls (e.g., the Company’s financial or operating results or future outlook), don’t trade in our Company stock during any blackout period, other than automatic purchases under Company-sponsored plans. Certain individuals may receive notification from Legal imposing additional restrictions. You must follow the restrictions outlined in that notification. For your protection and the protection of our Company, contact your Company Legal representative if you are unsure whether a transaction may be permissible, and all Section 16 officers and members of the Board of Directors must pre-clear all transactions in the Company’s securities with Corporate Legal.
5.    Stock Options and Incentives.
The Merck Long-Term Incentive (LTI) Program provides an opportunity for eligible employees to share in the Company’s long-term success by becoming shareholders. You are accountable for exercising LTI grants consistent with this policy. If you are in doubt as to whether exercising rights granted under our Company’s stock option and incentive program (including stock acquired through options or the vesting of Restricted Share or Performance Shares) would violate our insider trading standards, contact the Office of the General Counsel or Assistant General Counsel-Corporate staff before exercising.
To ensure compliance with this policy, the Company reserves the right to institute a freeze on the trading of Company securities held in accounts maintained by the Company’s stock option and incentive program administrator or designated broker. If you have not worked at the Company for six months or longer, the Company has the discretion (but no obligation) to remove this freeze, in which case you will still be responsible for determining if you possess inside information before trading in our Company securities.
6.    Hedging and Pledging.
All Section 16 officers, members of the Board of Directors and employees in Bands 400-700, as well as any of their family members, are prohibited from engaging in: short sales, derivative transactions, hedging transactions and pledging of Company securities.
7.    Rule 10b5-1 Trading Plans.
Only Section 16 officers and members of the Board of Directors are permitted to enter into a Rule 10b5-1 trading plan and they must contact Corporate Legal before entering

Corporate Policy 11.0: Insider Trading                        Exhibit 19
into, modifying or terminating any such plan. The Company requires any Rule 10b5-1 trading plan to comply with applicable law, including any mandatory “cooling off” periods, restrictions on overlapping plans and requirements that these plans be entered into, operated, modified and terminated in good faith.
8.    Company Transactions.
The Company will not engage in transactions in its securities, such as share repurchases, while aware of inside information related to the Company or its securities, other than pursuant to Rule 10b5-1 trading plans entered into while the Company is not aware of inside information.
9.    Speak up.
You are our Company. Protect the reputation we’ve earned as a company that operates with integrity and report any conduct that could put our reputation at risk. If you see or suspect employee misconduct, unethical or illegal activity, talk to your manager, another Company resource (e.g., Compliance, Legal, or Human Resources) or, where permitted by law, Speak Up at msdethics.com to address your questions or concerns confidentially without fear of retaliation.
To uphold the Company’s commitment to ethics, integrity and compliance with laws, regulations, Company policy and the Company’s Code of Conduct (Our Values and Standards), actions inconsistent with this policy shall be subject to Corporate Policy 15: Reporting and Responding to Misconduct.
Questions About this Policy?
Contact: [***]
Be aware that procedures for applying our policy may vary from location to location. Whenever a local law, regulation, or industry code reflects a more restrictive standard, follow the more restrictive standard.
Terms You Need to Know
Blackout Period. Starting on the fifteenth calendar day of the last month of each fiscal quarter and continuing until the beginning of the second full trading day after the Company’s quarterly or annual results have been communicated to the public through an official announcement.
Derivative Transactions. Transactions in puts, calls or other derivative instruments that change in value based on the change in value of any security, whether listed on an exchange or in any other organized market or in a private transaction.
Family Member. Includes people within your family who live with you, are financially dependent on you or whose transactions in securities are directed by you or subject to your influence or control.

Corporate Policy 11.0: Insider Trading                        Exhibit 19
Hedging. Transactions, such as zero-cost dollars and forward-sale contracts, that allow the covered individual to lock in a portion of the value of the securities in exchange for all or part of the potential upside appreciation.
Inside Information. Material, non-public information about a company that is not available to the public but, if it was, might influence a reasonable investor to buy or sell company securities. Information is “material” if a reasonable investor would consider it important in deciding whether to buy, sell or hold stock. Information is considered “nonpublic” if it has not been disseminated to the public (for example, through a press release). Examples of inside information can include estimates of future earnings, information about planned mergers or acquisitions, changes in executive management, significant new product plans, clinical trial results or regulatory approvals and significant lawsuits or legal settlements.
Insider Trading. Using inside information to gain profits or avoid losses in the stock market.
Pledging. Buying securities or securing a loan using other securities (like Merck securities) as collateral. (This does not refer to employee loans from a qualified savings plan sponsored by Merck or a subsidiary.)
Related Persons. Anyone else who lives in your household and any entities that you influence or control, including any corporations, partnerships or trusts.
Rule 10b5-1 Trading Plan. A contract with a broker that authorizes purchases and sales of Company stock, even during a blackout period, according to pre-established criteria satisfying applicable legal requirements.
Short Sale. Selling a security that is not currently owned.

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